 Exhibit 99.1.2.1

January 13, 2006
Mr. Rick Lepley
EVP, North American Retail
Office Depot, Inc.
Hand Delivery
Dear Rick:
The purpose of this letter is to outline those terms to which Office Depot, Inc. (the “Company”) is prepared to agree with respect to your plans to retire from the Company. The following terms are more specifically set forth in the attached Release Agreement, your execution of which is a condition to receiving the benefits offered in this letter.
1.	Unless otherwise agreed in writing, your Employment Agreement dated March 22, 2004, will be terminated not later than May 1, 2006 (the “Retirement Date”).

2.	In lieu of the salary continuation, prorata bonus, continuation of benefits and other compensation set forth in your Employment Agreement, including a lump sum of $35,000 to pay for health insurance under COBRA, the Company will pay to you the lump sum amount of $1,035,000 million (the “Lump Sum”). Such Lump Sum payment shall be made in full on November 3, 2006. This six-month delay in payment following the Retirement Date is necessary to comply with provisions of Section 409A of the Internal Revenue Code. Payment is subject to all necessary withholding for taxes, etc.

3.	You will receive your regular pay and benefits until the Retirement Date of May 1, 2006, and you remain bonus eligible for 2005 performance, based upon the Company’s executive bonus plan. During the period from now until your retirement, you agree to perform such duties as are requested of you and to report to the President, North American Retail.

4.	All stock options scheduled to vest through and including May 1, 2006 shall continue to vest.

5.	You will have until November 5, 2007 in which to exercise any and all stock options that are vested on the Retirement Date.

6.	You will receive the second and third distributions of restricted stock under the 2005 Officer Retention Plan on November 3, 2006, at the same time as the Lump Sum is paid to you.

7.	In the event of your death or disability prior to payment of any sum specified to be paid to you hereunder, such sums shall be disbursed to your estate in accordance with your last will and testament in the event of your death, or to your personal representative in the event of disability.

8.	The following provisions of the Employment Agreement shall survive the Retirement Date: Sections 5, 6, 8, and 9 through 19 for an unlimited time, and Section 7 for eighteen (18) months after the Retirement Date.

9.	As provided above, the terms offered in this letter agreement are subject to your execution and delivery of the attached Release Agreement, and your not revoking such Release Agreement within the time period specified therein.
In addition, all of your benefits will cease as of the Retirement Date. Of course, you are permitted to purchase COBRA health insurance and, to this end, you will receive a packet of materials from our benefits department following your retirement.
Rick, this Release Agreement is intended to set forth the entire agreement and understanding between the Company and you with respect to your retirement from the Company. If you are in agreement with the terms hereof, please sign and return a copy of the Release Agreement to David Fannin, our EVP and General Counsel. Should you have any questions with respect to the Release Agreement, please contact or have your attorney contact David Fannin (561-438-8171) or Steve Calkins (561-438-7512), a member of David’s legal team. This letter agreement and the terms set out herein have been approved by the Compensation Committee of our Board of Directors and ratified by the full Board. This letter is being signed on January 13, 2006, but will become effective on January 23, 2006, provided that Mr. Lepley does not exercise his revocation rights under the Release Agreement being executed contemporaneously herewith, which expire seven (7) days after this date. We wish you well in your retirement.
Warm regards,

/s/ Steve Odland

Steve Odland
Chairman and CEO

These Terms are Agreed to:

/s/ Rick Lepley

Rick Lepley
January 13, 2005